CERTIFICATE NO.                                                           SHARES
     1                                                                    2,055

                      BLACKROCK MUNICIPAL INCOME TRUST II
               Organized Under the Laws of The State of Delaware
                  Auction Market Preferred Shares - Series M7
                           $.001 Par Value Per Share
                    $25,000 Liquidation Preference Per Share

                              Cusip No.09249N 20 0

     This certifies that Cede & Co. is the owner of 2,055 fully paid and non-assessable shares of Auction Market Preferred Shares - Series M7, $.001 par value per share, $25,000 liquidation preference per share, of BlackRock Municipal Income Trust II (the "Trust") transferable only on the books of the Trust by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.

A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, will be furnished by the Trust to any shareholders upon request and without charge.

IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers this 19th day of September 2002

DEUTSCH BANK TRUST                          BLACKROCK MUNICIPAL
COMPANY AMERICAS                            INCOME TRUST II
As Transfer Agent and Registrar

By:_______________________                  By:_______________________
      Lisa McDermid                                 Kevin Klingert
      Associate                                     Vice President

                                            Attest:_____________________
                                                    Anne F. Ackerley
                                                    Secretary

FOR VALUE RECEIVED, __________________ hereby sells, assigns and transfers ______ Shares represented by this Certificate unto _______________ , and do hereby irrevocably constitute and appoint ________________ Attorney to transfer the said Shares on the books of the within named Trust with full power of substitution in the premises.

Dated ______________, 20__

In presence of

___________________________      ____________________________

Shares of Auction Market Preferred Shares evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Trust's Agreement and Declaration of Trust and the Trust's Statement of Preferences.

The Trust will furnish to any shareholder, upon request and without charge, the Trust's Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of capital stock of the Trust authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.